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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  ___________


                                    FORM 8-K

                                 CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15 (D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                                  ___________

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  FEBRUARY 19, 1998



                                ITT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




    NEVADA                        1-13960                       88-0340591
(State or other                 (Commission                  (I.R.S. Employer
jurisdiction of                 File Number)                Identification No.)
organization)


      1330 AVENUE OF THE AMERICAS
              NEW YORK, NY                                      10019-5490
(Address of principal executive offices)                        (Zip Code)


                                 (212) 258-1000
              (Registrant's telephone number, including area code)


                                 NOT APPLICABLE
                        (Former name or former address,
                         if changed since last report.)


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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     On February 19, 1998, ITT Corporation (the "Company") completed the disposition of ITT World Directories, Inc., a wholly owned subsidiary of the Company ("World Directories"), for a total consideration to the Company of $2.1 billion. Pursuant to the Reorganization Agreement dated as of December 18, 1997 (the "Reorganization Agreement") among Starwood Hotels & Resorts Worldwide, Inc. ("Starwood, Inc."), WD Parent, Inc. ("WD Parent"), WD Acquisition Corp. ("WD Acquisition"), Noterizon B.V. ("Noterizon") and VNU International B.V. ("VNU"), to which the Company became a party on February 19, 1998, WD Acquisition was merged with and into World Directories (the "Reorganization"), with World Directories surviving (the "Surviving Corporation").

     VNU, directly or through one or more subsidiaries, owns 100% of the Surviving Corporation's common stock, 100% of the Surviving Corporation's Series B preferred stock and 100% of the Surviving Corporation's Series C preferred stock. The Company owns 100% of WD Parent's common stock (the "WD Parent Common") and VNU, directly or through one or more subsidiaries, owns WD Parent's preferred stock with a liquidation value of approximately $50 million, a 6% cumulative compounding dividend rate, redemption of shares of WD Parent Preferred with a liquidation value of $5 million (plus unpaid dividends thereon) on each of the first five anniversaries of the Reorganization and redemption in full on the tenth anniversary of the Reorganization, and priority over all other classes of WD Parent equity (the "WD Parent Preferred"). WD Parent's only assets consist of 100% of the membership interests in a newly formed limited liability company, WD Investments, L.L.C. (the "LLC"), the Surviving Corporation's Series A preferred stock with a liquidation value of approximately $50 million, a 6% cumulative compounding dividend rate and redemption in full on the tenth anniversary of the Reorganization (the "Surviving Corporation Series A Preferred") and the Surviving Corporation's Series D preferred stock with a liquidation value of NLG 15,375,000 (equivalent to $7,500,000 based on an exchange rate of 2.05 Dutch guilders to $1.00), a dividend in an amount equal to 2.5% (as adjusted from time to time) multiplied by a certain defined portion of the Surviving Corporation's earnings and possible redemption either in conjunction with the redemption of the Surviving Corporation Series A Preferred or annually in certain specified percentages at a variable redemption price which is the greater of (i) the liquidation value of the shares being redeemed plus a 3% cumulative compounded annual return thereon through the date of the redemption and (ii) an amount determined according to the formula set forth in the Surviving Corporation's Certificate of Incorporation (provided that if the amount in clause (i) above is greater than the amount in clause (ii) above, the redemption price for each share will be reduced by the cumulative dividends received with respect to such share) (the "Surviving Corporation Series D Preferred") (collectively, the "WD Parent Assets").

     WD Parent is governed by a board consisting of five directors, four of whom are designated by the holders of the WD Parent Preferred and one of whom is designated by the holders of the WD Parent Common. Unanimous board approval is required in the first five years to cause the Surviving Corporation to redeem any Surviving Corporation Series A Preferred or Surviving Corporation Series D Preferred other than in connection with a reduction of more than one-third of VNU's direct or indirect equity interest in the Surviving Corporation, as well as for entry into any investment, trade or other activity other than owning, holding, disposing or distributing the WD Parent Assets.


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The LLC's only assets are approximately $2.1 billion in the form of indebtedness for borrowed money owed by Starwood, Inc. The Company is the sole manager of the LLC. VNU, directly or indirectly, has voting control over the Surviving Corporation and WD Parent, while the Company controls the LLC and its assets through its role as the LLC's sole manager and its ownership of 100% of the WD Parent Common.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)  Financial Statements of Businesses Acquired.  Not applicable.

     (b) Pro Forma Financial Information. It is not practical for the Company to provide at this time the pro forma financial statements required by this item. Such pro forma financial statements are expected to be filed as an amendment to this Current Report on Form 8-K no later than May 5, 1998.

     (c)  Exhibits.

     2.1 Reorganization Agreement dated as of December 18, 1997 among Starwood Hotels & Resorts Worldwide, Inc., WD Parent, Inc., WD Acquisition Corp., Noterizon B.V. and VNU International B.V.



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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              ITT CORPORATION



DATE:  March 6, 1998                          By:    /s/ Alan M. Schnaid
                                                 --------------------------
                                              Name:  Alan M. Schnaid
                                              Title: Vice President, Controller
                                                     and Assistant Secretary